Exhibit h(1)


                      TT INTERNATIONAL U.S.A. FEEDER TRUST
                            TRANSFER AGENCY AGREEMENT


     AGREEMENT made as of the 30th day of June, 2003, by and between TT International U.S.A. Feeder Trust, a Massachusetts business trust, with its principal office and place of business at Martin House, 5 Martin Lane, London England EC4R 0DE (the "Client"), and Forum Shareholder Services, LLC, a Delaware limited liability company with its principal office and place of business at Two Portland Square, Portland, Maine 04101 ("Forum").

     WHEREAS, the Client is registered under the 1940 Act (as defined below) as an open-end management investment company that issues or intends to issue shares of beneficial interest, no par value] (the "Shares"), in separate series and classes;

     WHEREAS, the Client offers Shares in various series as listed in Schedule 1 hereto (each such series, together with all other series subsequently established by the Client and made subject to this Agreement in accordance with
Section 7.7 of this Agreement being herein referred to as a "Fund," and collectively as the "Funds") and the Client offers shares of various classes of each Fund as listed in Schedule 1 hereto (each such class together with all other classes subsequently established by the Client in a Fund in accordance with Section 7.7 of this Agreement being herein referred to as a "Class," and collectively as the "Classes"); and

     WHEREAS, the Client desires that Forum perform certain services for each Fund and Class, and Forum is willing to provide those services on the terms and conditions set forth in this Agreement;

     NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Client and Forum hereby agree as follows:

SECTION 1.  DEFINITIONS; APPOINTMENT; DELIVERY OF DOCUMENTS

1.1 FREQUENTLY USED DEFINED TERMS. As used in this Agreement, the following terms have the following meanings:

         (a) "1940 Act" means the Investment Company Act of 1940, as amended.

         (b) "affiliate" means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person; for purposes hereof, "control" of a Person means (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that person or (ii) the right to control the appointment of the board of directors, management or executive officers of that person.

         (c) "Agreement" means this Agreement and any appendices and schedules attached hereto, in each case as they may be amended from time to time.

         (d) "Authorized Person(s)" means the persons described or listed on
         Schedule 2 hereto.

         (e) "Class" and "Classes" have the meaning set forth in the preamble to this Agreement.

         (f) "Client" has the meaning set forth in the preamble to this Agreement and includes successors-in-interest; unless the context shall require otherwise, references to the Client shall include any Funds or Classes thereof.

         (g) "Effective Date" means the date first set forth above.

         (h) "Governing Body" means, for any entity, the Person or body of Persons governing the operations of the entity under its Organic Documents (for example, if the entity is a corporation, its board of directors).

         (i) "Forum" has the meaning set forth in the preamble to this Agreement and includes successors-in-interest.

         (j) "Fund" and "Funds" have the meaning set forth in the preamble to this Agreement.

         (k) "Instruction" means any oral and written notice or statement directing action or inaction, including any such notice or statement transmitted to Forum (i) in electronic format by machine readable input, electronic mail, CRT data entry or other similar means, or (ii) in person or by telephone, telecopy, vocal telegram or similar means.

         (l) "Laws" means any statutes, rules and regulations of any governmental authority and applicable judicial or regulatory interpretations thereof.

         (m) "Organic Documents" means, for any entity, the documents pursuant to which the entity was formed as a legal entity, as such documents may be amended from time to time.

         (n) "Parties" means the Client and Forum.

         (o) "Person" means any natural person or incorporated or unincorporated entity.

         (p) "Policies and Procedures" means the written policies and procedures of the Client in any way related to the Services, including any such policies and procedures contained in the Organic Documents and the Prospectus.

         (q) "Predecessor Records" has the meaning set forth in Section 2.9(b).

         (r) "Prospectus" has the meaning set forth in Section 2.4(a).

         (s) "SEC" means the United States Securities and Exchange Commission and any successor governmental authority.

         (t) "Securities Act" means the Securities Act of 1933, as amended.

         (u) "Services" means the services set forth in Appendix A.

         (v) "Services Commencement Date" means, with respect to any Fund or Class thereof, (i) if the registration statement of the Fund or Class is effective as of the Effective Date, then such Effective Date; (ii), if such registration statement is not effective as of the Effective Date, then the date such registration statement is declared effective; or (iii) such other date as may be agreed in writing by the Parties.

         (w) "Shareholder" means any Person that holds Shares of record.

         (x) "Shares" has the meaning set forth in the preamble to this Agreement.

Other capitalized terms used but not defined in this Section 1.1 shall have the meanings set forth in this Agreement.

1.2 APPOINTMENT. The Client hereby appoints Forum to act as transfer agent and dividend disbursing agent for the Funds for the period and on the terms set forth in this Agreement, and Forum hereby accepts such appointment and in connection with such appointment agrees to provide the Services on the terms and conditions set forth in this Agreement.

SECTION 2.  SERVICES; OTHER RELATED TERMS AND CONDITIONS

2.1. SERVICES. Subject to the terms and conditions of this Agreement and under the direction and control of the Governing Body, Forum shall provide the Services.

2.2 OTHER SERVICES. Forum shall provide such other services and assistance relating to the affairs of the Client as the Client may, from time to time, reasonably request pursuant to mutually acceptable compensation and implementation arrangements.

2.3  FORUM'S COMPLIANCE WITH LAWS.

     (a) Forum shall comply in all material respects with all Laws applicable to Forum's delivery of the Services.

     (b) Nothing contained herein shall be construed to require Forum to perform any service that could cause Forum to be deemed an investment adviser for purposes of the 1940 Act or the Investment Advisers Act of 1940, as amended, or that could cause a Fund to act in contravention of the Fund's Prospectus or any provision of the 1940 Act.

     (c) Except as specifically set forth in this Agreement to the contrary, Forum assumes no responsibility for compliance by the Client with any Laws applicable to the Client; and, notwithstanding any other provision of this Agreement to the contrary, Forum assumes no responsibility under this Agreement to Client or any other Person for compliance by the Client or Forum with the Laws of any jurisdiction other than those of the United States.

2.4  CERTAIN DOCUMENTS; CHANGES IN POLICIES AND PROCEDURES OR APPLICABLE LAW.

     (a) Contemporaneous with or promptly after the Effective Date, the Client shall deliver to Forum copies of the following documents: (i) the Client's Organic Documents; (ii) the offering documents, prospectuses, private placement memoranda, subscription agreements and/or other offering documents for the Funds and Classes thereof (collectively, the "Prospectus"); (iii) a copy, certified by the secretary or other individual or legal entity responsible for maintaining the official records of the Client, of the resolution of its Governing Body appointing Forum and authorizing the execution and delivery of this Agreement; and (iv) the Client's Policies and Procedures.

     (b) Client shall deliver to Forum as soon as is reasonably practical any and all amendments to the documents required to be delivered under Section 2.4(a).

     (c) Forum shall perform the Services in observance of the Policies and Procedures delivered to Forum pursuant to Section 2.4(a), provided that with respect to any provision(s) of the Policies and Procedures that are delivered to Forum after the Effective Date, such provision(s) are commercially reasonable. Notwithstanding the foregoing, in the event the Client amends the Policies and Procedures or there is a change in Law related to or affecting the Services, Forum need not begin performing any new service(s), and need not perform any service(s) in a materially different or more burdensome manner, except upon written agreement by Forum and pursuant to mutually acceptable compensation agreements and Forum's written approval of any amended Policies and Procedures, which approval shall not be unreasonably withheld or delayed.

2.5. SERVICE DAYS. Nothing contained in this Agreement shall require Forum to perform any functions or duties on any weekend day or on any other day on which the Client does not accept subscriptions and redemptions of its Shares (a "Business Day"). Functions or duties normally scheduled to be performed on any day that is not a Business Day shall be performed on, and as of, the next Business Day, unless otherwise required by applicable Law.

2.6. RELIANCE ON INSTRUCTIONS, DOCUMENTS AND ADVICE.

     (a) With respect to the subject matter of this Agreement, Forum may rely on
     (i) with respect to any matter, advice or Instruction that it receives and that it reasonably believes in good faith was transmitted by the Client's Governing Body or an Authorized Person; or (ii) with respect to any factual matter, any signature, Instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document of or presented by any Person (including any authorized representative(s) of any predecessor service providers to the Client).

     (b) Notwithstanding any other provisions of this Agreement to the contrary, Forum shall have no duty or obligation to inquire into (i) the authenticity of any statement, oral or written Instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument that Forum reasonably believes in good faith to be genuine; or
     (ii) the authority or lack thereof of any Person to represent or act as an agent for any other Person, provided that Forum reasonably believes in good faith that such authority exists, and, provided, further, that with respect to Instructions of the Client, Forum may only rely on Instructions of the Client's Governing Body or Authorized Persons.

     (c) Forum may assume that any Instructions are not in any way inconsistent with the Organizational Documents, the Prospectus, the Policies and Procedures or any proceeding or resolution of the Client's Governing Body or the Shareholders of the Client, unless and until Forum receives written notice to the contrary from the Client's Governing Body or an Authorized Person.

     (d) Absent specific written notice to the contrary, Forum may assume that Authorized Persons are authorized to deliver instructions relating to all or any matter under this Agreement. The Client's Governing Body may at any time (i) change the list of Authorized Persons or (ii) limit an Authorized Person's authority. Forum shall not be deemed to have notice of any change of Authorized Persons or limitation of authority until receipt of written notice thereof from the Client's Governing Body or from at least two then-current (as reflected in Forum's records immediately prior to the receipt of such notice) Authorized Persons.

     (e) About any matter related to the Client or the Services, Forum may apply to any Authorized Person for advice or Instructions; about any legal matter related to the Client or the Services, Forum may request advice from counsel of its own choosing (who may be counsel to the Client or to Forum), provided that if Forum requests advice from counsel other than counsel employed by Forum then Forum shall first notify the Client; and about any accounting or tax matter related to the Client or the Services, Forum may request advice from the independent accountants of the applicable Fund or Class of the Client or from other independent accountants with recognized expertise about the specific subject matter. Any reasonable costs related to such advice or Instructions shall be borne by the Client, except that Forum shall be responsible for costs related to advice from in-house counsel to Forum or any affiliate of Forum. In the event of any conflict between advice or Instructions Forum receives from (i) any Authorized Person or such independent accountant(s) and (ii) advice from counsel, Forum may rely on advice from counsel.

     (f) Nothing in this Section 2.6 shall be construed as imposing on Forum any obligation to seek advice or Instructions, or, subject to Section 3.1(c), to act in accordance with such advice or Instructions if and when received.

2.7. CERTAIN REPRESENTATIVE POWERS; OTHER ACTIVITIES.

     (a) In the performance of the Services, Forum may use the name of the Client and sign any necessary letters or other documents for and on behalf of the Client.

     (b) Forum may provide services similar to those provided under this Agreement for any other Person on such terms as may be arranged with such Person, and Forum shall not be required to disclose to the Client any fact or thing that may come to the knowledge of Forum in the course of so doing.

     (c) Forum may acquire, hold or deal with, for its own account or for the account of Person, any shares or securities from time to time issued by the Client or in which the Client is authorized to invest; and Forum shall not be required to account to the Client for any profit arising therefrom.

2.8 COOPERATION WITH INDEPENDENT AUDITORS AND COUNSEL. Forum shall cooperate with the independent auditor(s) and attorneys of the Client and shall take reasonable action to make all necessary information related to the Services available to such auditors and attorneys for the performance of their duties.

2.9 CERTAIN RESPONSIBILITIES OF THE CLIENT. In order to permit Forum to provide the Services, the Client agrees to:

     (a) Comply in all material respects with all Laws applicable to the Client;

     (b) Prior to the Services Commencement Date, deliver or cause to be delivered to Forum all books, records and other documents relating to the Client's prior operations and service providers, if any, that, in Forum's reasonable opinion, are necessary for Forum properly to provide the Services (collectively "Predecessor Records");

     (c) Provide, and cause each other agent or service provider to the Client to provide, to Forum all such information (and in such reasonable medium) that Forum may reasonably request in connection with the Services and this Agreement; and

     (d) Deliver to Forum in advance of publication thereof any Prospectus or amendment to a Prospectus in order to permit Forum and its agents to review and comment upon, at Forum's discretion, those portions thereof that describe Forum and Forum's duties and obligations under this Agreement, including the indemnity provisions hereof, and the Client shall not make any reference to Forum and such duties, obligations and indemnities in any Prospectus without Forum's consent, which consent shall not be unreasonably withheld or delayed.

SECTION 3.  RECORDKEEPING; PROPRIETARY INFORMATION; CONFIDENTIALITY

3.1  CLIENT RECORDS; OWNERSHIP; INSPECTION; SUCCESSORS.

     (a) Forum shall prepare and maintain on behalf of the Client the books and records detailed in Appendix A and such other records as are agreed from time to time in writing by Forum and the Client. The books and records maintained by Forum shall be prepared, maintained and, subject to Section 3.1(d) below, preserved by Forum in such form, for such periods and in such locations as may be required by applicable Law, including, without limitation, Section 31 of the 1940 Act and Section 17(A) of the Securities Exchange Act of 1934, as amended.

     (b) To the extent required by Section 31 of the 1940 Act and the rules thereunder, the books and records maintained by Forum and any Predecessor Records received by Forum pursuant to Section 2.9(b)(collectively, "Client Records") in Forum's possession shall be the property of the Client. The Client and the Client's authorized representatives shall have access to such Client Records at all times during Forum's normal business hours. Upon the reasonable advance request of the Client or such authorized representatives, copies of any such Client Records shall be provided by Forum, at the Client's expense, to the Client or its authorized representatives.

     (c) If Forum receives a request or demand from a third party to inspect any Client Records, Forum will endeavor to notify the Client and to secure Instructions from the Client or an Authorized Person about such inspection. Forum shall abide by such Instructions for granting or denying the inspection; provided, that Forum may grant the inspection without Instructions or in contravention of specific Instructions if Forum is advised by counsel to Forum or the Client that failure to do so is substantially likely to result in liability to Forum; and provided, further, that in such event, Forum shall endeavor promptly to advise the Client of such contrary advice, to the extent practicable in advance of any actual inspection.

     (d) Upon termination of this Agreement, Forum shall, subject to payment of all undisputed amounts due to Forum hereunder and at the expense and direction of the Client, transfer to Client or any successor service provider all Client Records in the electronic or other medium in which such material is then maintained by Forum.

3.2 PROPRIETARY INFORMATION OF FORUM. The Client acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by Forum on databases under the control and ownership of Forum or a third party constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial importance to Forum or the third party. The Client agrees to treat all Proprietary Information as proprietary to Forum and further agrees that it shall maintain as confidential any Proprietary Information, except as may be provided under this Agreement, and that breach by the Client of this confidentiality obligation would cause irreparable injury to Forum.

3.3  CONFIDENTIALITY.

     (a) Each Party (for purposes of this Section 3.3, a "Receiving Party") agrees to keep confidential all information disclosed by the other Party (for purposes of this Section 3.3, a "Disclosing Party"), including, without limitation all forms and types of financial, business, marketing, operations, technical, economic and engineering information of the Disclosing Party, whether tangible or intangible.

     (b) Notwithstanding any provision of this Agreement to the contrary, the Parties agree that the following information shall not be deemed confidential information: (i) information that was known to the receiving Party before receipt thereof from or on behalf of the Disclosing Party;
     (ii) information that is disclosed to the Receiving Party by a third person who has a right to make such disclosure without any obligation of confidentiality to the Party seeking to enforce its rights under this
     Section 3; (iii) information that is or becomes generally known in the trade without violation of this Agreement by the Receiving Party; or (iv) information that is independently developed by the Receiving Party or its employees or affiliates without reference to the Disclosing Party's information.

     (c) Notwithstanding any provision of this Agreement to the contrary, Forum may: (i) provide information to Forum's counsel and to Persons engaged by Forum or the Client to provide services with respect to the Client; (ii) provide information consistent with the Procedures or with operating procedures that are customary with respect to the Services in the industry;
     (iii) identify the Client as a client of Forum for Forum's sales and marketing purposes; and (iv) provide information as approved by an Authorized Person, provided, that (A) such approval shall not be unreasonably withheld or delayed, and (B) Forum may release information without approval of the Client if Forum is advised by counsel to Forum or the Client that failure to do so will result in liability to Forum; and provided, further, that, in such event Forum shall endeavor promptly to advise the Client of such advice, to the extent practicable in advance of any actual release of information.

     (d) Forum acknowledges that certain Shareholder information made available by the Client to Forum or otherwise maintained by Forum under this Agreement may be deemed nonpublic personal information under the

     Gramm-Leach-Bliley Act and other applicable privacy Laws (collectively, "Privacy Laws"). Forum agrees (i) not to disclose or use such information except as required to carry out its duties under the Agreement or as otherwise permitted by law in the ordinary course of business; (ii) to limit access to such information to authorized representatives of Forum and the Client; (iii) to establish and maintain reasonable physical, electronic and procedural safeguards to protect such information; and (iv) to cooperate with the Client and provide reasonable assistance in ensuring compliance with such Privacy Laws to the extent applicable to either or both of the Parties.


SECTION 4. RESPONSIBILITY OF FORUM; INDEMNIFICATION; OTHER LIABILITY-RELATED MATTERS

4.1. RESPONSIBILITY OF FORUM; LIMITATIONS.

     (a) Forum shall be under no duty to take any action under this Agreement except as specifically set forth in this Agreement or as may be specifically agreed to by Forum and the Client in a written amendment to this Agreement.

     (b) In performing the Services, Forum (i) shall act in good faith and shall be obligated to exercise due care, skill and diligence; and (ii) may, without limiting the generality of any other provision of this Agreement, rely on Instructions, advice and information pursuant to Section 2.6;

     (c) Notwithstanding anything in this Agreement to the contrary, Forum shall be liable to the Client only for any damages arising out of Forum's failure to perform its duties under this Agreement to the extent such damages were caused by Forum's willful misfeasance, bad faith, negligence or reckless disregard of such duties.

     (d) Forum shall not be liable for the delays or errors of Persons that provide services to the Client or Forum (other than employees of Forum) or of other Persons, including the failure by any such Person to provide information to Forum when they have a duty to do so (irrespective of whether that duty is owed specifically to Forum or a third party).

     (e) Notwithstanding anything in this Agreement to the contrary, the cumulative liability of Forum to the Client for all losses, claims, suits, controversies, breaches or damages for any cause whatsoever (including but not limited to those arising out of or related to this Agreement), and regardless of the form of action or legal theory, shall not exceed the greater of (i) $100,000 or (ii) (A) if this Agreement has been in effect for at least 12 months, the fees received by Forum under this Agreement during the 12 months immediately prior to the date of such loss or damage or (B) if such loss or damage occurs during the first twelve months of this Agreement, (x) the average monthly fees received by Forum up to the date of such loss or damage multiplied by (y) 12.

     (e) The Client may not assert a cause of action against Forum that allegedly occurred more than 12 months prior to the filing of the suit (or, if applicable, commencement of arbitration proceedings) alleging such cause of action.

4.2  INDEMNIFICATION; NOTIFICATION OF CLAIMS.

     (a) Notwithstanding anything in this Agreement to the contrary, Forum shall not be responsible for, and the Client shall on behalf of each applicable Fund or Class thereof, indemnify and hold harmless Forum, its employees, directors, officers and managers and any person who controls Forum within the meaning of section 15 of the Securities Act or section 20 of the Securities Exchange Act of 1934, as amended, (for purposes of this Section 4.2, "Indemnitees") from and against, any and all losses, damages, costs, charges, reasonable counsel fees, payments, liability and other expenses of every nature and character (including, but not limited to, direct and indirect reasonable reprocessing costs) arising out of or attributable to all and any of the following (for purposes of this Section 4.2, a "Claim"):

     (i) any action (or omission to act) of Forum or its agents taken in connection with this Agreement; provided, that such action (or omission to act) is taken in good faith and without willful misfeasance, negligence or reckless disregard by Forum of its duties and obligations under this Agreement;

     (ii) any material breach of the Client's agreements, representations, warranties, and covenants in Sections 2.9 and 5.2 of this Agreement or in Appendix A;

     (iii) the Client's lack of good faith or the Client's gross negligence or willful misfeasance;

     (iv) the reliance on or use by Forum or its agents or subcontractors of information, records, documents or services which have been prepared, maintained or performed by the Client or any other person or firm on behalf of the Client, including but not limited to any Predecessor Records provided pursuant to Section 2.9(b); and

     (v) the reliance on advice, Instructions, and other information, as set forth in Section 2.6.

     (b) In order that the indemnification provisions contained in this Section
     4.2 shall apply, upon the assertion of a Claim for which the Client may be required to indemnify an Indemnitee, the Indemnitee must promptly notify the Client of such assertion, and shall keep the Client advised with respect to all developments concerning such Claim. The Client shall have the option to participate with the Indemnitee in the defense of such Claim or to defend against said Claim in its own name or in the name of the Indemnitee. The Indemnitee shall in no case confess any Claim or make any compromise in any case in which the Client may be required to indemnify it except with the Client's prior written consent.

4.3 OTHER LIABILITY-RELATED MATTERS. Notwithstanding anything in this Agreement to the contrary excepting Section 4.2 or as specifically set forth below:

     (a) Neither Party shall be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including, without limitation, acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; or elements of nature;

     (b) Neither Party shall be liable for any consequential, special or indirect losses or damages suffered by the other Party, whether or not the likelihood of such losses or damages was known by the Party;

     (c) No affiliate, director, officer, employee, manager, shareholder, partner, agent, counsel or consultant of either Party shall be liable at law or in equity for the obligations of such Party under this Agreement or for any damages suffered by the other Party related to this Agreement;

     (d) No Shareholder or member of the Client's Governing Body may bring any action under or in the name of the Client in connection with this Agreement except as is specifically required to be permitted under applicable Law;

     (e) There are no third party beneficiaries of this Agreement;

     (f) Each Party shall have a duty to mitigate damages for which the other Party may become responsible;

     (g) Except as expressly provided in this Agreement, Forum hereby disclaims all representations and warranties, express or implied, made to the Client or any other Person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to Services provided under this Agreement. Forum disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement;

     (h) The assets and liabilities of each Fund are separate and distinct from the assets and liabilities of each other Fund, and no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise; and in asserting any rights or claims under this Agreement, Forum shall look only to the assets and property of the Fund to which Forum's rights or claims relate in settlement of such rights or claims.


SECTION 5.  REPRESENTATIONS AND WARRANTIES

5.1 REPRESENTATIONS AND WARRANTIES OF FORUM. Forum represents and warrants to the Client that:

     (a) It is a limited liability company duly organized and existing and in good standing under the laws of the State of Delaware;

     (b) It is empowered under applicable Laws and by its Organic Documents to enter into this Agreement and perform its obligations under this Agreement;

     (c) All requisite limited liability company proceedings have been taken to authorize it to enter into this Agreement and perform its obligations under this Agreement;

     (d) It has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement;

     (e) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Forum, enforceable against Forum in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

     (f) It has in effect and will maintain all licenses, permits and other authorizations necessary or appropriate for Forum to perform the Services.

5.2 REPRESENTATIONS AND WARRANTIES OF THE CLIENT. The Client represents and warrants to Forum that:

     (a) It is duly organized and existing and in good standing under the laws of the jurisdiction of its organization;

     (b) It is empowered under applicable Laws and by its Organic Documents to enter into this Agreement and perform its obligations under this Agreement;

     (c) All requisite corporate or similar proceedings have been taken to authorize it to enter into this Agreement and perform its obligations under this Agreement;

     (d) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Client, enforceable against the Client in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

     (e) With respect to all Shares from time to time being offered for sale to the public, a registration statement under the Securities Act (the "Registration Statement") is currently effective or will be effective at the time of sale, and will remain effective, and all appropriate Federal and State securities law filings have been made and will continue to be made;

     (f) The Prospectuses and, if Shares are offered for sale to the public, Registration Statement, have been, and any amendment thereto will be, as the case may be, carefully prepared in conformity with the requirements of the Securities Act and the 1940 Act and the rules and regulations thereunder, and all statements of fact contained or to be contained in the Registration Statement or Prospectuses are or will be true and correct in all material respects at the time indicated or on the effective date, as the case may be; and neither the Registration Statement nor any Prospectus, when they shall become effective or be authorized for use, will include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of Shares, except that no representation is made with respect to information furnished to the Client with the written approval of Forum expressly for use in the Registration Statement or Prospectus; and

     (g) It will from time to time amend its Registration Statement or Prospectuses as, in the light of then-current and then-prospective developments, shall, in the opinion of its counsel, be necessary in order to have the Registration Statement and Prospectuses at all times contain all material facts required to be stated therein or necessary to make any statements therein not misleading to a purchaser of Shares;

SECTION 6.  COMPENSATION AND EXPENSES

6.1 COMPENSATION. In consideration of the Services provided by Forum pursuant to this Agreement, with respect to the Funds and each Class thereof the Client shall pay Forum the fees as from time to time set forth in a separate written agreement between Forum and the Client (the "Fee Schedule").

6.2  EXPENSES.

     (a) Forum shall be responsible for expenses incurred in providing office space, equipment, and personnel as may be necessary or convenient to provide the Services, including the compensation of any Forum employee who serves as an officer of the Client.

     (b) In connection with the Services, the Client, on behalf of each Fund and Class thereof, agrees to reimburse Forum for its out-of-pocket expenses as listed in the Fee Schedule.

     (c) Notwithstanding any other provisions of this Agreement to the contrary, the Client is responsible for and assumes the obligation for payment (or reimbursement to Forum) of all Client expenses, including those listed below:

     (i) the fees and expenses payable under the Client's various services agreements;

     (ii)   expenses of issue, repurchase and redemption of Shares;

     (iii)  interest, taxes and brokerage fees and commissions;

     (iv)   premia for D&O and E&O insurance and for fidelity and other bonds;

     (v)    costs of membership in trade associations;

     (vi)   costs of forming the Client and maintaining its existence;

     (vii) expenses of meetings of shareholders and proxy solicitations therefor;

     (viii) fees and expenses of the Client's Governing Body and its committees, officers, employees and corporate meetings,

     (ix) SEC, state, territory or foreign securities laws registration fees and related expenses; and

     (x) fees and expenses payable in accordance with any distribution, service or similar plan or agreement related to similar matters.

6.3  ACCRUAL AND PAYMENT OF FEES AND EXPENSES; EXTRAORDINARY AUDITS.

         (a) All fees and reimbursable expenses (or an estimate thereof) shall be accrued daily by the Client. Fixed or determinable fees shall be paid monthly in advance on the first day of each calendar month. Variable fees (such as asset-based fees) and reimbursable expenses shall be payable monthly in arrears on the first day of each calendar month for services performed or expenses incurred during the prior calendar month.

         (b) If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs.

         (c) Upon the termination of this Agreement either in its entirety or with respect to a Fund or Class, the Client shall pay to Forum such fees as shall be payable prior to the effective date of termination and shall also pay any applicable termination costs pursuant to Section 7.4 of the Agreement.

         (d) The Client, on behalf of the applicable Fund or Class thereof, shall reimburse Forum for all reasonably incurred expenses and employee time (at 200% of salary) attributable to any review of the Client's accounts and records by the Client's independent accountants or any regulatory body outside of routine and normal periodic reviews.

6.4 OTHER COMPENSATION. Notwithstanding anything in this Agreement to the contrary, Forum and its affiliates may receive compensation or reimbursement from the Client with respect to any services not included under this Agreement.

SECTION 7. EFFECTIVENESS, DURATION, TERMINATION; ASSIGNMENT; ADDITIONAL FUNDS AND CLASSES

7.1 EFFECTIVENESS. This Agreement shall become effective on the Effective Date, and shall become effective with respect to each Fund or Class thereof on the Services Commencement Date with respect to such Fund or Class.

7.2 DURATION. This Agreement shall have a minimum term of three (3) years from the Effective Date (the "Base Term") and shall thereafter continue in effect until terminated, either in its entirety or with respect to a Fund, as applicable.

7.3 TERMINATION. This Agreement may be terminated at any time, either in its entirety or with respect to a Fund, without the payment of any penalty:

     (a) with or without cause, at any time after the expiration of the Base Term, by either Party on at least ninety (90) days' written notice to the other Party.

     (b) for cause, and before or after the expiration of the Base Term, by the non breaching Party on at least thirty (30) days' written notice thereof to the other Party, if the other party has materially breached any of its obligations hereunder including, with respect to Forum, the failure by Forum to act consistently with the standard of care set forth in Section 4.1(b); provided, however, that (i) the termination notice shall describe the breach, and (ii) no such termination shall be effective if, with respect to any breach that is capable of being cured prior to the date set forth in the termination notice, the breaching Party has cured such breach to the reasonable satisfaction of the non-breaching Party.

     (c) by the Client with respect to a Fund or a Class, if the operations of the Fund or Class are wound up and discontinued, and the assets of such Fund or Class are distributed to the Shareholders after the Client's Governing Body determines that its is no longer in the Shareholders' best interest to continue the operations of the Fund or Class; provided, however, that the Client shall be required to pay a Default Payment (as defined below) if

     (i) such distribution to Shareholders is incident to a merger, consolidation or reorganization to which the Fund or Class is a party that (A) is treated as a tax-free reorganization pursuant to Section 368 of the Internal Revenue Code of 1986, as amended or (B) as a result of which the Fund or Class is the accounting successor under generally accepted accounting principles (a "Fund Reorganization"); and

     (ii) after the Fund Reorganization, Forum does not continue to provide services with respect to the Fund or Class, or any successor fund or class, pursuant to this Agreement or any substantially similar agreement.

7.4 DEFAULT PAYMENT. The Client agrees that if the Client terminates this Agreement, either in its entirety or with respect to a Fund or Class, prior to the expiration of the Base Term then the Client shall be in default of this Agreement, unless the Agreement is properly terminated by the Client (x) for "cause" pursuant to Section 7.3(b) after the notice and cure period provided therein or (y) because the Fund or Class is being liquidated under the circumstances described in Section 7.3(c). Inasmuch as a default by Client will cause substantial damages to Forum and because of the difficulty of estimating the damages that will result, the Client agrees to pay to Forum, as liquidated damages for such default, an amount equal to (i) the average monthly fees payable to Forum pursuant to Section 6.1 of this Agreement with respect to the affected Funds or Classes for the last six (6) months preceding default, multiplied by (ii) the number of full and partial months remaining until the expiration of the Base Term (the "Default Payment"). The Parties agree that this sum is a reasonable forecast of probable actual loss to Forum and that this sum is agreed to as liquidated damages and not as a penalty.

7.5  SURVIVAL. The provisions of Sections 2.8, 3.1(d), 3.2, 3.3, 4, 6.1, 6.2, 7 and 8 shall survive any termination of this Agreement.

7.6 ASSIGNMENT. Except as otherwise provided in this Agreement, neither this Agreement nor any rights or obligations under this Agreement may be assigned by any party without the written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective permitted successors and assigns. Forum may, without further consent on the part of the Client, (i) assign this agreement to any affiliate of Forum or (ii) subcontract for the performance hereof with any entity, including an affiliate of Forum; provided, that Forum shall be as fully responsible to the Client for the acts and omissions of any such affiliate or subcontractor as Forum is for its own acts and omissions.

7.7 Additional Funds and Classes.

     (a) In the event that the Client requests Forum to provide services with respect to one or more additional funds and/or classes of the Client after the Effective Date, such funds and/or classes shall become Funds and/or Classes under this Agreement for all purposes hereof upon the execution of a joinder to this Agreement by the Client and Forum, which joinder shall specify such Funds and/or Classes and the compensation due Forum for providing Services with respect thereto.

     (b) In the event that after the Effective Date the Client winds up one or more Funds and/or Classes or otherwise terminates this Agreement with respect to a Fund and any Classes, such Fund or Class shall from the date of such winding up or termination no longer be deemed a Fund or Class under this Agreement, provided, that the Client shall remain obligated pursuant to Section 6 to make any payments for obligations incurred through the date of termination respecting such Fund or Class.

SECTION 8.  MISCELLANEOUS

8.1 AMENDMENTS. No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by the Parties; provided, that (i) the Client may amend Schedule 2 as permitted by
Section 2.6(d); and (ii) the Client and/or Forum may, as a result of the addition or termination of a Fund or Class hereunder as contemplated by Section 7.7, amend Schedule 1 as permitted by Section 7.7.

8.2 GOVERNING OF LAW. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws, principles and rules thereof.

8.3 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

8.4 COUNTERPARTS. This Agreement may be executed by the Parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

8.5 SEVERABILITY. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and unaffected, and the rights and obligations of the Parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

8.6 HEADINGS. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

8.7  NOTICES AND OTHER COMMUNICATIONS; ELECTRONIC RECORDS.

     (a) Notices, requests, instructions and communications related to matters described in Sections 7.1 to 7.6 of this Agreement shall be delivered in writing as set forth below:

     If to Forum:

     Forum Shareholder Services, LLC
     Two Portland Square
     Portland, Maine 04101
     USA
     Fax:  (207) 879-8913
     Attn:  Legal Department

     If to Client:

     TT International Investment Management
     Martin House
     5 Martin Lane
     London, England EC4R 0DP
     Attention: Head of Compliance and Legal

     Notices received by the Parties at such addresses, or at such other principle business addresses as they shall specify in writing, shall be deemed to have been properly given.

     (b) Other notices between the Parties and their agents and employees may be sent in person, by telecopy, by mail or overnight courier, or through electronic messages at such addresses as shall be specified by the Parties or their agents.

     (c) This Agreement and electronic signatures and records delivered and maintained under the Agreement shall be effective to the fullest extent permitted by Law, provided that references in this Agreement to written approval or approval in writing of either Party shall be restricted to a writing executed by a then-current executive officer of such Party. Each Party agrees to maintain a copy of this Agreement and any amendments to this Agreement for its records.

8.8 INTERPLEADER. In the event of a dispute about any funds of the Client held by Forum from time to time under this Agreement, Forum or its agents may commence an action in interpleader and pay the disputed funds into a court of competent jurisdiction, and the Client shall reimburse Forum for its reasonable costs and expenses related to any such action in interpleader.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers or representatives, as of the day and year first above written.

TT INTERNATIONAL U.S.A FEEDER TRUST


By: /S/ S. A. Allison
   ---------------------
        Secretary


FORUM SHAREHOLDER SERVICES, LLC


By: /S/ Lisa Weymouth
   ---------------------
         Director


LIST OF SCHEDULES AND APPENDICES THAT ARE PART OF THIS AGREEMENT:

         Schedule 1                 Funds and Classes of the Client

         Schedule 2                 Authorized Persons

         Appendix A                 Services

                            TRANSFER AGENCY AGREEMENT

                                   SCHEDULE 1
                         FUNDS AND CLASSES OF THE CLIENT


AS OF THE EFFECTIVE DATE:

--------------------------------------------------------------------------------
            FUNDS                                      CLASSES
--------------------------------------------------------------------------------
TT Active International Mutual Fund           Institutional Class
                                              Class 1
--------------------------------------------------------------------------------
TT Europe Mutual Fund                         Institutional Class
                                              Class 1
--------------------------------------------------------------------------------

                            TRANSFER AGENCY AGREEMENT

                                   SCHEDULE 2
                               AUTHORIZED PERSONS


1.  AUTHORIZED PERSONS:

In addition to the officers (including assistant officers) of the Client, the following persons are authorized to give Instructions to Forum with respect to this Agreement:

--------------------------------------------------------------------------------
           Name                                    Title
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

2. AUTHORIZED PERSONS OF SEI INVESTMENTS GLOBAL FUNDS SERVICES (THE ADMINISTRATOR):

The following persons are authorized to give Instructions to Forum with respect to

--------------------------------------------------------------------------------
           Name                                    Title
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

3.  CHANGE IN AUTHORIZED PERSONS

Any change in Authorized Persons shall only be made in accordance with Section 2.6(d) of the Agreement.

                            TRANSFER AGENCY AGREEMENT

                                   APPENDIX A
                                    SERVICES

Pursuant to Section 2.1 of the Services Agreement (the "Agreement") by and between TT International U.S.A. Feeder Trust (the "Client") and Forum Shareholder Services, LLC ("Forum"), Forum agrees to provide the services described below with respect to the Client and each Fund and Class of the Client (in each case as such terms are defined in the Agreement), subject to the terms and conditions of the Agreement and this Appendix A. Capitalized terms used but not defined in this Appendix A shall have the meanings assigned thereto in the Agreement.

1.  GENERAL

Transfer agent, dividend disbursing agent services and, as relevant, services in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program) that in each case are customary for open-end, management investment companies, including:

     (a) Maintaining all Shareholder accounts;

     (b) Preparing Shareholder meeting lists;

     (c) Mailing proxies and related materials to Shareholders;

     (d) Mailing Shareholder reports and prospectuses to current Shareholders;

     (e) Withholding taxes on U.S. resident and non-resident alien accounts;

     (f) Preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required by federal authorities with respect to distributions for Shareholders;

     (g) Preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts;

     (h) Preparing and mailing activity statements for Shareholders; and

     (i) Providing Shareholder account information.

2.1  PURCHASE, REDEMPTION AND TRANSFER OF SHARES

     (a) Receive for acceptance orders for the purchase of Shares and promptly deliver payment therefor to the custodian;

     (b) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

     (c) Receive for acceptance redemption requests;

     (d) As and when it receives monies paid to it by the Custodian with respect to any redemption, pay the redemption proceeds as required by the Prospectus pursuant to which the redeemed Shares were offered and as instructed by the redeeming Shareholders; and

     (e) Effect transfers of Shares upon receipt of appropriate instructions from Shareholders.

2.2  NOTES AND CONDITIONS TO PURCHASE, REDEMPTION AND TRANSFER OF SHARES:

     (a) Processing requests to purchase, redeem and transfer shares shall be subject to Forum' anti-money-laundering ("AML") program. (See Section 4 below.)

     (b) Forum may require any or all of the following in connection with the original issue of Shares: (i) Instructions requesting the issuance, (ii) evidence that the Client's Governing Body has authorized the issuance,
     (iii) any required funds for the payment of any original issue tax applicable to such Shares, and (iv) an opinion of the counsel to the Client about the legality and validity of the issuance.

     (c) Shares shall be issued in accordance with the terms of a Fund's or Class' Prospectus after Forum or its agent receives either of the following, in each case in good order and with such additional items or materials as may be required by the Client's Procedures, Forum's operational procedures and/or Forum's AML Program:

          (i) (A) an instruction directing investment in a Fund or Class, (B) a check (other than a third party check) or a wire or other electronic payment in the amount designated in the instruction and (C), in the case of an initial purchase, a completed account application; or

          (ii) the information required for purchases pursuant to a selected dealer agreement, processing organization agreement, or a similar contract with a financial intermediary.

     (d) Shareholder payments shall be considered Federal Funds no later than on the day indicated below unless other times are noted in the Prospectus of the applicable Fund or Class:

          (i) for a wire received, at the time of the receipt of the wire;

          (ii) for a check drawn on a member bank of the Federal Reserve System, on the next Fund business day following receipt of the check; and

          (iii) for a check drawn on an institution that is not a member of the Federal Reserve System, at such time as Forum is credited with Federal Funds with respect to that check.



     (e) In registering transfers of Shares, Forum may rely upon the Uniform Commercial Code as in effect in the State of Delaware or any other statutes that, in the opinion of Forum's counsel, protect Forum and the Client from liability arising from (i) not requiring complete documentation, (ii) registering a transfer without an adverse claim inquiry, (iii) delaying registration for purposes of such inquiry or (iv) refusing registration whenever an adverse claim requires such refusal.

3.  PROCESSING DISTRIBUTIONS

Prepare and, subject to receipt of good funds therefor from the custodian for the applicable Fund, transmit to Shareholders (or credit the appropriate Shareholder accounts) payments for all distributions declared by the Client with respect to Shares of a Fund.

4.1  ANTI-MONEY LAUNDERING ("AML") MATTERS ("AML SERVICES")

     (a) Verify shareholder identity upon opening new accounts in accordance with Section 326 of the USA PATRIOT Act (the "Patriot Act") and any regulations thereunder, as required under applicable law;

     (b) Monitor shareholder transactions and identify and report suspicious activities that are required to be so identified and reported, in each case consistent with the AML programs of the Client and Forum;

     (c) Submit all financial transactions through the Office of Foreign Asset Control ("OFAC") database and FinCEN's Control List;

     (d) Follow the Client's third party check policies; provided, however, that under no circumstance will Forum accept a corporate third party check;

     (e) Place holds on transactions in shareholder accounts or freeze assets in shareholder accounts, as provided in the AML programs of the Client and Forum and in accordance with the Patriot Act and OFAC; and

     (f) Maintain policies, procedures and internal controls that are consistent with the Client's AML program

4.2  Notes and Conditions to AML Services

     (a) The Client authorizes Forum to take such actions in the performance of the AML Services as Forum deems appropriate and consistent with the Client's AML program and applicable AML Laws.

     (i) (b) Forum agrees to furnish the Client its written program concerning anti-money laundering services rendered by Forum to its various clients. Forum agrees to notify the Client of any change to its anti-money laundering program that would materially impact the Client's AML Program.

5.1  FINANCIAL INTERMEDIARIES

     (a) Track Shareholder Accounts by financial intermediary source and otherwise as reasonably requested by the Client and provide periodic reporting to the Client;

     (b) Receive from Shareholders or debit Shareholder accounts for sales commissions, including contingent deferred, deferred and other sales charges, and service fees (i.e., wire redemption charges); and

     (c) Prepare and, subject to receipt of good funds, transmit payments to underwriters, selected dealers and others for commissions and service fees received.

5.2  NOTES AND CONDITIONS TO FINANCIAL INTERMEDIARIES SERVICES

     (a) If the Client fails to settle any trade of Shares (a "settlement failure") transacted over the FundServ network maintained by the National Securities Clearing Corporation ("NSCC"), the Client shall, prior to one hour before the next settlement of Shares, (i) notify Forum about the settlement failure and (ii) provide Forum with a description of the specific remedial and prospective actions proposed to be taken by the Client in order to remedy such settlement failure and avoid any settlement failures in the future (a "remediation plan"). If (i) the Client fails to notify Forum about a settlement failure on a timely basis and (ii) the Client fails to deliver the remediation plan on a timely basis, or (iii) the remediation plan is inadequate (in Forum's reasonable opinion), then, upon written notice to the Client, Forum may terminate the performance of any services rendered to the Client under Section 5.1 of this Appendix A immediately and without penalty.

     (b) If Forum is or, in Forum's reasonable opinion, Forum may be the subject to any disciplinary action by the NSCC, including, but not limited to fine or censure, expulsion, suspension, limitation of or restriction on activities, functions, and operations (collectively, an "NSCC sanction") as a result of the activities of the Client or its respective agents, then Forum may, in its sole discretion, demand, in writing, that the Client provide Forum with adequate assurances specifying any remedial and prospective actions to be taken in order to remedy or avoid an NSCC sanction. If the Client does not, within seven (7) days of such demand provide adequate assurances satisfactory to Forum in response to any NSCC sanction, then, upon written notice to the Client, Forum may terminate the performance of any services rendered to the Client under Section 5.1 of this Appendix A immediately and without penalty.

     (c) Notwithstanding the foregoing, Forum may terminate the performance of any services rendered to the Client under Section 5.1 of this Appendix A immediately and without penalty upon written notice to the Client if Forum is subject to more than one NSCC sanction by the NSCC during the term of this Agreement.

6.1  BLUE SKY; ESCHEATMENT

     (a) Provide a system that will enable the Trust to calculate the total number of Shares of each Fund and Class thereof sold in each State; and

     (b) Monitor and make appropriate filings with respect to the escheatment laws of the various states and territories of the United States.

6.2  NOTES AND CONDITIONS TO BLUE SKY SERVICES

     On or about the Effective Date, Forum shall report, to the Client or the Administrator, those types of transactions and assets that Forum will treat as exempt from reporting for each state and territory of the United States. The Client or the Administrator shall be responsible for notifying Forum about (i) any change in Law affecting the classification scheme used by Forum with respect to the United States and (ii) the applicable classification scheme in any foreign jurisdiction.

7.1  SHAREHOLDER VOTES AND PROXY STATEMENTS

     (a) Oversee the activities of proxy solicitation firms; and

     (b) Receive and tabulate proxy votes, coordinate the tabulation of proxy and shareholder meeting votes and perform such other additional services as may be specified from time to time by the Trust, pursuant to mutually acceptable compensation and implementation agreements.

8.1  RECORDKEEPING AND REPORTING; FACILITIES

     (a) Record the issuance of Shares of the Client and maintain pursuant to Rule 17Ad-10(e) under the Securities Exchange Act of 1934, as amended a record of the total number of Shares of the Trust, each Fund and each Class thereof, that are authorized, based upon data provided to it by the Trust, and are issued and outstanding and provide the Trust on a regular basis a report of the total number of Shares that are authorized and the total number of Shares that are issued and outstanding;

     (b) Maintain records of account for and provide reports and statements to the Client and Shareholders about the foregoing;

     (c) Forum shall establish and maintain facilities and procedures reasonably acceptable to the Trust for the safekeeping, control, preparation and use of share certificates, check forms, and facsimile signature imprinting devices. Forum shall establish and maintain facilities and procedures reasonably acceptable to the Trust for safekeeping of all records maintained by Forum pursuant to this Agreement; and

     (d) Report capital stock activity for each Class to the fund accountant and to the Funds' adviser by applicable cut-off time each day.

9.1  SHARE CERTIFICATES (IF APPLICABLE)

Issue (i) share certificates and (ii) replacement share certificates for those share certificates alleged to have been lost, stolen, or destroyed. Forum may require the Shareholder to indemnify the Client and/or Forum with respect to the issuance of replacement share certificates.

9.2  NOTES AND CONDITIONS TO SHARE CERTIFICATES SERVICES

     (a) The Client agrees to furnish to Forum a supply of blank share certificates of each Fund and Class thereof that issues shares and, from time to time, will renew such supply upon Forum's request. Blank share certificates shall be signed manually or by facsimile signatures of officers of the Client authorized to sign by the Organic Documents of the Client and, if required by the Organic Documents or the Client's Governing Body, shall bear the Client's seal or a facsimile thereof. Unless otherwise directed by the Client, Forum may issue or register Share certificates reflecting the manual or facsimile signature of an officer who has died, resigned or been removed by the Client.

     (b) New Share certificates shall be issued by Forum upon surrender of outstanding Share certificates in the form deemed by Forum to be properly endorsed for transfer and satisfactory evidence of compliance with all applicable laws relating to the payment or collection of taxes. Forum shall forward Share certificates in "non-negotiable" form by first-class or registered mail, or by whatever means Forum deems equally reliable and expeditious. Forum shall not mail Share certificates in "negotiable" form unless requested in writing by the Client and fully indemnified by the Client to Forum's satisfaction.